CEASE AND DESIST ISSUED TO HARTMAN OVER FALSE CLAIMS REGARDING VALID VOTE FOR MEMBERS OF SILVER STAR’S BOARD OF DIRECTORS

July 9, 2025

Dear Fellow Shareholder,
We are writing to provide an important update regarding recent misleading statements made by former failed CEO/director, Allen R. Hartman, related to the January 2024 election of independent directors to the Board of Directors and his status with Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”).
On July 3, 2025, through legal counsel, Silver Star was forced to yet again issue a cease and desist letter to Hartman in response to his knowingly false accusations, in which he claimed Silver Star improperly excluded his shareholder consent revocations from the final tally of the January 2024 election of independent directors.
This is patently untrue, and we are here to set the record straight.
The Facts:
1.Hartman failed to follow basic voting procedure: he never formally submitted his shareholder consent revocations to the proper intermediaries, including our proxy solicitor Okapi Partners or the independent inspector of election, American Election Services (AES).
2.Instead, Hartman sent materials riddled with legal deficiencies directly to the Company AFTER the submission deadline.
3.The Company reviewed these materials and found them lacking in critical information, including:
a.Control numbers needed to confirm shareholders’ identity,
b.Recordings of shareholder telephonic consents or revocations having been made or retained, and
c.Supporting documentation.
4.As a result of the Consent Solicitation, Hartman ceased being a member of the Silver Star board of directors effective as of 5:00 p.m. EST on January 29, 2024, upon the close of the Consent Solicitation period.
The exclusion of Hartman’s alleged shareholder consent revocations is unequivocally linked to his inability to follow basic procedure, submit materials before the deadline, and fulfill his legal requirements.

Despite this, Hartman has continued to make inaccurate and defamatory claims about the voting process. His allegations that the Company has made “false” or “misleading” statements are baseless and damaging.
Cease and Desist Demand
Silver Star has now formally demanded that Hartman:
1.Publicly correct all false statements made about the election of independent directors;
2.Cease all further misleading statements about the validity of the election process and its results;
3.Acknowledge that he is no longer a member of the Board and has not been since January 29, 2024.
The Company takes these matters very seriously. The integrity of our governance, communications, and shareholder processes is paramount — and we will not allow misinformation to undermine our efforts to restore value and drive performance.

What Comes Next
Silver Star remains focused on its turnaround strategy and long-term value creation. We encourage you to continue supporting the Board, our leadership team, and the self-storage transformation that is already showing strong momentum.
As always, we thank you for your continued trust and support.

We encourage you to vote the White proxy card.
If you already voted using the Blue card, you can still change your vote by submitting a new WHITE proxy card — online, by phone, or by mail.
Vote now: https://web.viewproxy.com/silverstarreit/2025
Questions? Call Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com

We’re Not Done — But We’re On the Right Road
Now is the time to protect the progress we’ve made — and the opportunity that lies ahead.
We’re grateful for your support.
Let’s finish what we started — together.
Sincerely,
The Board of Directors
Silver Star Properties REIT

Media Contact:
📧 press@silverstarREIT.com
Investor Relations Contact:
Investor Relations Coordinator
📧 investorrelations@silverstarREIT.com
📞 877-734-8876

Eric G. Orlinsky
Phone: (410) 332-8687
eric.orlinsky@saul.com
www.saul.com

July 3, 2025

BY MAIL AND EMAIL
Adam W. Finerman
Baker & Hostetler LLP
45 Rockefeller Plaza
New York, NY 10111
afinerman@bakerlaw.com

Re: January 2024 Consent Solicitation Election Results

Dear Mr. Finerman:

This letter is in response to your June 16, 2025 follow-up letter regarding the results of Silver Star Properties REIT, Inc.'s (the "Company" or "Silver Star") January 2024 Consent Solicitation (the "Consent Solicitation").

In your letter, you refer to consent revocations delivered by InvestorCom LLC ("InvestorCom") on behalf of your client, Mr. Hartman. This letter will confirm that the Company did receive materials from InvestorCom on several days leading up to and after January 29, 2024, including on or about January 23, January 26 and January 30, 2024. We note that at no time does the Company believe InvestorCom delivered any materials to the Company's proxy solicitor Okapi Partners ("Okapi") or to the independent election inspector for the Consent Solicitation, American Election Services, LLC ("AES"). The Company did not deliver these materials to AES for several reasons.

First and foremost, the Company did not deliver these materials to AES because the Company believed, and it is the Company's position that, any consent revocations from InvestorCom, or any other person, on behalf of Mr. Hartman, were invalid, having been obtained by Mr. Hartman in violation of the Company's Bylaws. Article II, Section 13 of Silver Star's Bylaws requires, in relevant part:

> Any stockholder intending to solicit consents shall provide advance notice of that stockholder's intent to solicit consents or engage in any consent solicitation, including the full and complete text of any proposed consent to the secretary of the Corporation prior to obtaining the initial signature and no signature on any stockholder solicited consent (as distinguished from a board or Corporation solicited consent) shall be valid or effective if given or provided prior to the secretary of the Corporation receiving such notice.

Harbor East • 1001 Fleet Street, 9th Floor • Baltimore, MD 21202-4359
Phone: (410) 332-8600 • Fax: (410) 332-8862
CALIFORNIA DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC
A DELAWARE LIMITED LIABILITY PARTNERSHIP
55747952.8

Adam W. Finerman
BakerHostetler
July 3, 2025
Page 2

This Bylaw was previously challenged by Mr. Hartman, and its validity was upheld by the Appellate Court of Maryland in its April 9, 2025 opinion and by the Circuit Court of Baltimore City in its May 20, 2025 memorandum opinion and order. Mr. Hartman did not provide the advance notice required by the Bylaw; and, as a result, any revocations received were invalid.

Moreover, the Company determined that the materials delivered by InvestorCom to the Company were legally deficient in several other respects and were unlikely to have been counted by AES. Deficiencies in the delivered materials included, without limitation: (i) InvestorCom's failure to define the "industry standards" it purported to adhere to in its solicitation and tabulation process; (ii) the apparent absence of any control numbers having been used to confirm each shareholder's identity; (iii) the apparent absence of any recordings of shareholder telephonic consents or revocations of consents having been made or retained; (iv) InvestorCom's failure to deliver any further supporting documentation; and (v) the apparent fact that certain of the materials were delivered to the Company on January 30, 2024—after the 5:00 p.m. EST, January 29, 2024 deadline for submission. Even had Mr. Hartman complied with the Company's Bylaws—which he did not—based on the deficiencies in the materials delivered by InvestorCom, the Company believed that AES would have been unlikely to count the InvestorCom materials.

As you are aware, AES collected, tabulated, confirmed, and certified the results for the Consent Solicitation. AES indicated that it did not receive any consent revocations related to the Consent Solicitation submitted on behalf of Mr. Hartman. Because AES did not receive any consent revocations submitted on behalf of Mr. Hartman, it is AES's position that Mr. Hartman did not have standing to inspect or otherwise review the results of the Consent Solicitation before they were formally certified by AES.

As a result of the Consent Solicitation, Mr. Hartman ceased being a member of the Silver Star board of directors effective as of 5:00 p.m. EST on January 29, 2024, upon the close of the Consent Solicitation period. The Company hereby demands that Mr. Hartman publicly correct any and all previous public filings and statements he has made alleging that the results of the Consent Solicitation were incorrect or invalid. Furthermore, the Company hereby demands that Mr. Hartman cease and desist from making any further allegations that Silver Star has made any "false" or "misleading" statements about the Consent Solicitation or Mr. Hartman's status as a former director of the Company.

Very truly yours,

Eric G. Orlinsky

cc: Gerald Haddock
Chester Grudzinski
Emily Kelsay Strine, Saul Ewing LLP
Geoffrey M. Gamble, Saul Ewing LLP
Jerrold Thrope, Gordon Feinblatt LLC
Andrew Bulgin, Gordon Feinblatt LLC

55747952.8

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on May 29, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.